January 28, 2016

Wasatch Funds Trust

505 Wakara Way, 3rd Floor

Salt Lake City, UT 84108

RE:	Wasatch Emerging India Fund, Wasatch Emerging Markets Small Cap Fund, Wasatch Frontier Emerging Small Countries Fund, Wasatch Global Opportunities Fund, Wasatch International Growth Fund, Wasatch International Opportunities Fund, Wasatch Small Cap Growth Fund and Wasatch World Innovators Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Wasatch Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of its series Wasatch Emerging India Fund, Wasatch Emerging Markets Small Cap Fund, Wasatch Frontier Emerging Small Countries Fund, Wasatch Global Opportunities Fund, Wasatch International Growth Fund, Wasatch International Opportunities Fund, Wasatch Small Cap Growth Fund and Wasatch World Innovators Fund (each a “Fund” and collectively, the “Funds”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 28, 2016 (as proposed to be amended, the “Registration Statement”) with respect to each Fund’s Institutional Class shares of beneficial interest (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)        a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)        a copy of the Trust’s Declaration of Trust dated as of November 6, 2009, as filed with the Secretary of the Commonwealth of Massachusetts on November 6, 2009, and the amendment thereto dated as of December 30, 2009, as filed with the office of the Secretary of the Commonwealth of Massachusetts on January 29, 2010 (as so amended, the “Declaration”);

(c)        a copy of the Trust’s Amended and Restated Designation of Series and of the Trust’s Amended and Restated Designation of Classes, in each case as filed with the office of the Secretary of the Commonwealth of Massachusetts on May 7, 2015 (collectively, the “Designations”);

Wasatch Funds Trust

January 28, 2016

(d)        a certificate of the Secretary of the Trust, certifying as to the Trust’s Declaration, Designations, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at a meeting held on November 10-11, 2015 (the “Resolutions”); and

(e)        a draft received on January 15, 2016 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We note that the minutes of the Trustee meeting held on November 10-11, 2015 and referred to in paragraph (d) above are in draft form, and we have assumed that those minutes, when finalized and approved by the Trustees, will be in substantially the form reviewed by us. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above. We have further assumed that the Trust’s Declaration, Designations, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.            The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.            The Shares, when issued and sold in accordance with the Trust’s Declaration, Designation and the Resolutions and for the consideration described in the

Wasatch Funds Trust

January 28, 2016

Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP